Exhibit 99.2 Resignation of Craig S. Fleming

RESIGNATION

Effective immediately, I hereby tender my resignation as a director of Bank of Oak Ridge and Oak Ridge Financial Services, Inc. I have enjoyed the time that I have served as a director of the Bank of Oak Ridge and Oak Ridge Financial Services, Inc., and I look forward to the possibility of rejoining the Boards at a later date if my personal time and circumstances permit.

/s/ Craig S. Fleming
Craig S. Fleming

Date: December 10, 2009